Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the SEACOR Holdings Inc. 2007 Share Incentive Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of SEACOR Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, SEACOR Holdings Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SEACOR Holdings Inc., filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP
                                    Certified Public Accountants




Fort Lauderdale, Florida
May 17, 2007